EXHIBIT 99.2

For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

PrivateBancorp, Inc. Stockholders Approve All Proposals

CHICAGO, May 28, 2009 — PrivateBancorp, Inc. (NASDAQ:  PVTB) today announced that its stockholders have approved all proposals before them at the 2009 annual meeting of stockholders.

PrivateBancorp stockholders approved the following proposals:

•	The election of Board members Norman R. Bobins, James C. Tyree and Alejandro Silva.

•	An amendment to the company’s amended and restated certificate of incorporation to establish a class of non-voting common stock.

•
An amendment to the company’s amended and restated certificate of incorporation to allow holders of the company’s Series A Junior Non-voting Preferred Stock to convert their shares into non-voting common stock.

•	A non-binding advisory vote on 2008 executive compensation.

•	The ratification of the appointment of Ernst & Young as the company’s independent registered public accounting firm.

“We enjoy very strong support from our stockholders and, once again, we are grateful for their endorsement of proposals critical to the ongoing implementation of our Strategic Growth Plan,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We as a leadership team and Board of Directors have confidence that our plan is the roadmap for our future, and the continued support of our stockholders confirms they, too, recognize the long-term value in the company we are building.”

Of the 33.7 million shares eligible to vote as of the March 31, 2009, record date, more than 28 million votes, or approximately 83 percent of the total shares outstanding, were represented at the meeting.

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 23 offices in nine states and $10.4 billion in assets as of March 31, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.